                       FUND PARTICIPATION AGREEMENT


       THIS FUND PARTICIPATION AGREEMENT is made and entered into as of October 6, 1995 by and between THE UNION CENTRAL LIFE INSURANCE COMPANY (the "Company"), TCI PORTFOLIOS, INC. (the "Issuer") and the investment adviser of the Issuer, INVESTORS RESEARCH CORPORATION ("Investors Research").

       WHEREAS, the Company offers to the public certain individual variable universal life contracts and variable annuity contracts (the "Contracts"); and

       WHEREAS, the Company wishes to offer as an investment option under the Contracts, TCI Growth (the "Fund"), which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the Issuer; and

       WHEREAS, on the terms and conditions hereinafter set forth, Investors Research and the Issuer desire to make shares of the Fund available as an investment option under the Contracts and to retain the Company to perform certain administrative services on behalf of the Fund;

       NOW, THEREFORE, the Company, the Issuer and Investors Research agree as follows:

    1.    TRANSACTIONS IN THE FUND.   Subject to the terms and conditions of
this Agreement, the Issuer will make shares of the Fund available to be purchased, exchanged, or redeemed, by the Company on behalf of the Accounts (defined in Section 6(a) below) through a single account at the net asset value applicable to each order. The Fund's shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Fund serves as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Fund.

    2.    ADMINISTRATIVE SERVICES.   The Company shall be solely responsible
for providing all administrative services for the Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved, and will otherwise comply in all material respects with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of administrative services to the Contract owners.

       3.    PROCESSING AND TIMING OF TRANSACTIONS.

       (a) The Issuer hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Fund ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted to the Issuer by 9:00 a.m. Central time on the next following Business Day will be executed by the Issuer at the net asset value determined as of the Close of Trading on the previous Business Day
("Day 1"). Any Orders received by the Company after the Close of Trading, and all Orders that are transmitted to the Issuer after 9:00 a.m.
Central time on the next following Business Day, and all Orders that are transmitted to the Issuer after 9:00 a.m. Central time on the next following Business Day, will be executed by the Issuer at the net asset value next determined following receipt of such Order. The day as of which an Order is executed by the Issuer pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date". All Fund shares shall be issued and transferred in book entry form only.

     (b) By 5:30 p.m. Central time on each Business Day, Investors Research will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Fund's net asset values, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

     (c) By 9:00 a.m. Central time on each Business Day, the Company will provide to Investors Research via facsimile or other electronic transmission acceptable to Investors Research a report stating whether the Orders received by the Company from Contract owners by the Close of Trading on the preceding Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Fund. As used in this Agreement, the phrase "other electronic transmission acceptable to Investors Research" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Investors Research, its agents or affiliates (hereinafter, "Remote Computer Terminals").

    (d)   Upon the timely receipt from the Company of the report described in
(c) above, Investors Research will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as at the Close of Trading on Day 1. Payment for net purchase transactions shall be made by wire transfer by the Company to the custodial account designated by the Fund on the Business Day next following the Effective Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 3:00 p.m. Central time and received by the Fund prior to 5:00 p.m.
Central time on the Business Day next following the Effective Trade Date.
If payments for a purchase Order is not timely received, such Order will be executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account designated by the Company within the time period set forth in the Fund's then-current prospectus;
 PROVIDED, HOWEVER, Investors Research will use all reasonable efforts to settle all redemptions on the Business Day next following the Effective Trade
 Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business
Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

       4.    PROSPECTUS AND PROXY MATERIALS.

       (a) Investors Research shall provide to the Company, on behalf of the Accounts, copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, Investors Research shall provide the Company with a sufficient quantity of prospectuses of the Fund to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If requested by the Company in lieu thereof, Investors Research shall provide such documentation (including a "camera ready" copy of its prospectus) and other reasonable assistance as may be reasonably necessary in order for the Company to have the prospectus for the Fund and the prospectus for the Contracts printed together in a single document. The cost of preparing such combined prospectus shall be borne by the Company. If the Company provides for pass-through voting by the Contract owners, Investors Research will provide the Company with a sufficient quantity of proxy materials for each Contract owner.

       (b) The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Company shall be paid by Investors Research; PROVIDED, HOWEVER, that if at any time Investors Research or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If the Investors Research believe the reasonableness of such usage has not been adequately demonstrated, it may request that the Company pay the cost of printing
(including press time) and delivery of any excess copies of such materials.
  Unless the Company agrees to make such payments, Investors Research may refuse to supply additional materials and this section shall not be interpreted as requiring delivery by Investors Research or Issuer of any copies in excess of the number of copies required by law.

       (c) The cost of distribution, if any, of any prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of Investors Research or the Issuer.

       5.    COMPENSATION AND EXPENSES.

   (a) The Company, on behalf of the Accounts, shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owners"). The Company and the Record Owners shall properly complete any applications or other forms required by Investors Research or the Issuer.

       (b) Investors Research acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Investors Research will pay the Company a fee (the "Administrative Services fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company under this Agreement. No payment obligation shall arise hereunder unless the Company's average aggregate investment in the Fund, together with the average aggregate investment by all other separate accounts of the Company in mutual funds managed or advised by Investors Research (collectively, the "Total Relationship"), exceeds $10 million, and such payment obligation shall be suspended with respect to any month during which the Company's Total Relationship drops below $10 million.

   (c) The parties understand that Investors Research customarily pays, out of its management fee, another affiliated corporation for the type of administrative services to be provided by the Company to the Contract owners. The parties agree that the payments by Investors Research to the Company, like Investors Research's payments to its affiliated corporation, are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

       (d) For the purposes of computing the payment to the Company contemplated by this Section 5, the average aggregate amount invested by the Accounts in the Fund over a one month period shall be computed by totalling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Fund held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

   (e) Investors Research will calculate the amount of the payment to be made pursuant to this Section 5 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Investors Research for the relevant month and such other supporting data as may be reasonably requested by the Company.

   (f) In the event Investors Research reduces its management fee with respect to the Fund after the date hereof, Investors Research may amend the Administrative Services fee payable with regard to the Fund by providing the Company 30 days' advance written notice of any such adjustment. The revised Administrative Services fee shall become effective as of the latter of 30 days from the date of delivery of the notice or the date prescribed in the notice.

       6.    REPRESENTATIONS AND WARRANTIES.

  (a) The Company represents and warrants that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Carillon Account and the Carillon Life Account (the "Accounts"), which are separate accounts under Ohio Insurance law, and has registered the Accounts as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicles for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to such Account for investment in the shares of one of more specified investment companies selected among those companies available through the Accounts to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply with all material provisions of federal and state insurance, securities, and tax laws applicable to such activities.

   (b) Investors Research represents and warrants that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Investors Research and Issuer, enforceable in accordance with its terms; and (ii) the investments of the Fund will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the"Code"), and the regulations thereunder, and that at all times while this Agreement is in effect, all beneficial interests in the Fund will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code. In the event that the Fund is not so diversified at the end of any applicable quarter, the Issuer and Investors Research will make every reasonable effort to (a) adequately diversify the Fund so as to achieve compliance within the grace period afforded by Treas. Reg. 1.817.5 and (b) notify the Company.

       7.    ADDITIONAL COVENANTS AND AGREEMENTS.

   (a) Each party shall comply in all material respects with all provisions of federal and state laws and regulations applicable to its respective activities under this Agreement.

   (b) Each party shall promptly notify the other parties in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

   (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners in proper form prior to the Close of Trading of the Exchange on that Business Day.

   (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Investors Research, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. Absent actual knowledge to the contrary, Investors Research shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is
 "an appropriate person" as used in Sections 8-308 and 8-404 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be solely responsible for the accuracy, propriety and consequences of all data transmitted to Investors Research by the Company by telephone, telecopy or other electronic transmission acceptable to Investors Research.

       (e) The Company agrees to make every reasonable effort to market its Contracts. It will use its best efforts to give equal emphasis and promotion to shares of the Fund as is given to other underlying investments of the Accounts.

       (f) The Company shall not, without the written consent of Investors Research, make representations concerning the Issuer or the shares of the Fund except those contained in the then-current prospectus and statement of additional information, and in current printed sales literature approved by Investors Research or the Issuer.

    (g) Advertising and sales literature with respect to the Issuer or the Fund prepared by the Company or its agents, if any, for use in marketing shares of the Fund as underlying investment media to Contract owners shall be submitted to Investors Research for review and approval before such material is used.

   (h) Investors Research will provide to the Company at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after such document becomes effective or eligible for use by the Fund. In addition, Investors Research will provide the Company with a copy of no-action letters or orders for exemptive relief granted or issued to the Fund by the SEC that Investors Research reasonably believes will materially impact the offering of the Contracts.

   (i) The Company will provide to Investors Research at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Accounts promptly after the filing of such document with the SEC or other regulatory authority.

   8. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Investors Research nor the Fund shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer or Investors Research, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Investors Research, as appropriate, the granting of which shall be at the sole option of Investors Research and/or the Issuer.

       9.    PROXY VOTING.

       (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it calculates voting privileges in a consistent manner consistent with the separate accounts of the other Participating Companies (as defined in Section 11(a) below) participating in the Fund.

       (b) So long as the Company is required to provide pass-through voting privileges to Contract owners, the Company will distribute to Contract owners all proxy material furnished by Investors Research and will vote shares in accordance with instructions received from such Contract owners.
The Company shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners, except to the extent required by applicable law.

       10.   INDEMNITY.

   (a) Investors Research agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section 10(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by Investors Research of a material provision of this Agreement, or (ii) arise out of or are based upon any untrue statement of any material fact contained in any registration statement or prospectus of the Company regarding the Contracts, if any, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such misstatement or omission is the result of information provided by Investors Research regarding the Fund specifically for inclusion in such registration statement. Investors Research will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Investors Research shall not be liable for indemnification hereunder to the extent such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

   (b) The Company agrees to indemnify and hold harmless Investors Research and the Issuer and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls the Issuer or Investors Research within the meaning of the Securities Act of 1933
(collectively, the "Indemnified Parties" for purposes of this Section 10(b))
 against any Losses to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by the Company of a material provision of this Agreement, or (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement or prospectus of the Company regarding the Contracts, if any, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(iii) result from the use by any person of a Remote Computer Terminal. The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder to the extent such Losses are attributable to the negligence or misconduct of Investors Research or the Issuer in performing their obligations under this Agreement.

       (c) Investors Research shall indemnify and hold the Company harmless against any losses, claims, damages, or liabilities that the Company may incur, suffer, or be required to pay due to Investors Research's incorrect calculation, or untimely or incorrect reporting, of the Fund's daily net asset value, dividend rate, or capital gain distribution rate. Any gain to the Company attributable to Investors Research's incorrect calculation, or untimely or incorrect reporting, of the Fund's daily net asset value, dividend rate, or capital gain distribution rate shall be immediately returned to the Fund.

    (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this
SECTION 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein at its own expense and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

   (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgement in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

       11.   POTENTIAL CONFLICTS.

       (a) The Company has received a copy of an application for exemptive relief, as amended, filed by Investors Research on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding;
(iv) the manner in which the investments of any portfolio are being managed;
 (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners;
or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

       (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

   (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

             (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e.,annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

             (ii) establishing a new registered management investment company managed separate account.

      (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

   (e) For the purpose of this Section 11, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 11 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

       12.   TERMINATION.   This agreement shall terminate as to the sale and
issuance of new Contracts:

    (a) at the option of either the Company, Investors Research or the Issuer upon three months' advance written notice to the other;

   (b) at the option of the Company if the Fund's shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by Company;

   (c) at the option of either the Company, Investors Research or the Issuer, upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Accounts, the Company, or the Issuer by the National Association of Securities Dealers, Inc. (the "NASD"), or the SEC;

    (d) upon termination of the Management Agreement between the Issuer and Investors Research. Notice of such termination shall be promptly furnished to the Company. This subsection (d) shall not be deemed to apply if contemporaneously with such termination a new contract of substantially similar terms is entered into between the Issuer and Investors Research;

       (e) upon (i) receipt by the Company of an order or substitution issued by the Securities and Exchange Commission permitting the substitution of shares of another investment company for the corresponding Fund shares, or (ii) the requisite vote of Contract owners having an interest in the Issuer to substitute for the Issuer's shares the shares of another investment company in accordance with the terms of Contracts for which the Issuer's shares had been selected to serve as the underlying investment medium. The Company will give 60 days' written notice to the Issuer and Investors Research of any proposed vote or other action to replace a Fund's shares;

    (f) upon assignment of this Agreement unless made with the written consent of all other parties hereto;

    (g) if the Issuer's shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Company. Prompt notice shall be given by either party should such situation occur;

     (h) at the option of the Issuer, if the Issuer reasonably determines in good faith that the Company is not offering shares of the Fund in conformity with the terms of this Agreement or applicable law;

    (i) at the option of any party hereto upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order; or

    (j) termination by the Company by written notice to Investors Research in the event that a Fund fails to meet the Section 817(h) diversification requirements or Subchapter M qualification specified in this Agreement or if the Company reasonably believes that a Fund may fail to meet either of those requirements.

    13.   CONTINUATION OF AGREEMENT.   Termination as the result of any cause
listed in Section 12 shall not affect the Issuer's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is proscribed by law or the SEC or other regulatory body.

       14. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

   15. SURVIVAL. The provisions of Sections 4, 6, 7(g), 8, 9 and 10 of this Agreement shall survive termination of this Agreement with respect to Contracts in existence as of the termination date for which shares of the Fund serve as underlying investment media. The provisions of Section 5 with respect to the payment of the Administrative Services fee shall survive termination of this Agreement with respect to Contracts in existence as of the termination date for which shares of the Fund serve as underlying investment media and for which the Company continues to provide the administrative services required under this Agreement for a period of 12 months following the termination date.

   16. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

   17. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

       To the Company:

                    THE UNION CENTRAL LIFE INSURANCE COMPANY
                    1876 Waycross Road
                    Cincinnati, Ohio  45240
                    Attention: Law and Corporate Relations Dept.
                    (513) 595-2470 (telephone number)
                    (513) 595-2918 (telecopy number)

       To the Issuer or Investors Research:

                    TWENTIETH CENTURY MUTUAL FUNDS
                    4500 Main Street
                    Kansas City, Missouri 64111
                    Attention:  Charles A. Etherington, Esq.
                    (816) 340-4051 (telephone number)
                    (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
Section 17 shall be deemed to have been delivered on receipt.

       18. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

       19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

       20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     21. APPLICABLE LAW. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Missouri. In addition to and notwithstanding the foregoing, this Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statues, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

     22. ENTIRE AGREEMENT. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

INVESTORS RESEARCH CORPORATION


By: /s/ William M. Lyons
       William M. Lyons
       Executive Vice President

THE UNION CENTRAL LIFE INSURANCE COMPANY


By: /s/ Elizabeth G. Monsell
Name:  Elizabeth G. Monsell
Title: Second Vice President

TCI PORTFOLIOS, INC.


By: /s/ William M. Lyons
       William M. Lyons
       Executive Vice President